Press Release	Exhibit 99.1

AVIS BUDGET GROUP REPORTS RECORD 2011 RESULTS

•	For the year, revenue grew to $5.9 billion, a 14% increase from 2010.

•	Adjusted EBITDA increased 49% to $610 million in 2011, excluding certain items, the highest level in the Company’s history.

•	Full-year pretax income was $324 million, excluding certain items, and $36 million on a reported basis.

•	Diluted earnings per share increased 83%, excluding certain items, to $1.65.

Parsippany, N.J., February 15, 2012 - Avis Budget Group, Inc. (NASDAQ: CAR) today reported results for its fourth quarter and year ended December 31, 2011. The Company reported full-year revenue of $5.9 billion, an increase of 14% compared with 2010. Excluding certain items, Adjusted EBITDA increased 49% to $610 million and pretax income increased to $324 million. Reported pretax income of $36 million was impacted by acquisition-related charges. The Company’s Adjusted EBITDA margin expanded by 240 basis points to 10.3% in 2011, excluding certain items, with all three of the Company’s operating segments reporting double-digit growth in Adjusted EBITDA.

For the fourth quarter, the Company reported revenue of $1.6 billion, a 33% increase compared with the prior-year fourth quarter. Excluding certain items, Adjusted EBITDA increased 19% to $64 million. The Company reported a pretax loss of $35 million in the traditionally slower fourth quarter, excluding certain items, and a GAAP pretax loss of $200 million primarily due to acquisition-related charges.

As previously announced, the Company completed its acquisition of Avis Europe plc on October 3, 2011. For the quarter and year ended December 31, 2011, the acquisition of Avis Europe contributed revenue of $359 million and Adjusted EBITDA of $5 million, excluding certain items. Excluding revenue from Avis Europe, the Company’s revenue grew 4% in the fourth quarter and 7% in the year compared to 2010.

“We are very proud of the results we delivered in 2011, with significant organic revenue growth and Adjusted EBITDA and earnings per share reaching record levels, excluding certain items,” said Ronald L. Nelson, Avis Budget Group Chairman and Chief Executive Officer. “Our integration of Avis Europe is progressing as planned, and we are confident that we will realize substantial benefits in 2012 from integration-related synergies and from the strategic initiatives that accelerated our organic growth in 2011.”

Executive Summary

Revenue increased 33% in fourth quarter 2011 compared to fourth quarter 2010 primarily due to a 32% increase in rental day volume and a 2% decrease in pricing. Excluding Avis Europe, rental volume increased 5% and pricing declined 2%. Ancillary revenues, excluding gas and customer recoveries, increased 8%, excluding Avis Europe, driven by higher penetration of loss damage waivers, insurance products and emergency roadside protection. Fourth quarter Adjusted EBITDA increased 19% to $64 million, excluding certain items. Increased revenues and benefits from our process-improvement initiatives were offset by incremental marketing spending to support our brands. As expected, fleet costs normalized in the fourth quarter as gains on risk vehicles sold returned to levels experienced prior to the Japanese earthquake.

Full-year revenue increased 14% year-over-year to $5.9 billion. Excluding Avis Europe, full-year revenue increased 7% driven by a 6% increase in volume, partially offset by a 1% decrease in pricing. Full-year Adjusted EBITDA margin improved 240 basis points, excluding certain items. The increase in margin was primarily due to a 16% decline in per-unit fleet costs and incremental savings from our cost-savings initiatives, partially offset by higher net gasoline expense, higher maintenance and damage expense and increased marketing spending to support our brands.

Business Segment Discussion

The following discussion of fourth quarter operating results focuses on revenue and Adjusted EBITDA for each of our operating segments. Following our acquisition of Avis Europe and realignment of certain management responsibilities, the results of Avis Europe are a component of our International segment, and the results of our Canadian operations (which had previously been a component of our International segment) have been combined with our prior Domestic Car Rental segment to form a new “North America” segment. Prior-period results have been revised to reflect the movement of Canadian results from the International segment to the North America segment. Revenue and Adjusted EBITDA are expressed in millions.

North America

(Consisting of the Company’s U.S. car rental and Canadian vehicle rental operations)

	2011	2010	% change
Revenue	$1,011	$983	3%
Adjusted EBITDA	$16	$21	(24%)

Revenue increased 3% primarily due to a 5% increase in volume, partially offset by a 3% year-over-year decline in pricing. Adjusted EBITDA declined $5 million, primarily related to a $15 million increase in marketing spending to support our brands, partially offset by a 5% decline in per-unit fleet costs. Adjusted EBITDA includes $2 million of restructuring costs in fourth quarter 2011 and fourth quarter 2010.

Excluding the effects of including our Canadian operations in this segment, revenue increased 3% to $935 million, and Adjusted EBITDA decreased $8 million, to $12 million, primarily due to the increase in marketing spending.

International

(Consisting of the Company’s international vehicle rental operations)

	2011	2010	% change
Revenue	$532	$157	239%
Adjusted EBITDA	$37	$31	19%

Revenue increased 239% primarily due to the acquisition of Avis Europe. Excluding the acquisition, revenue increased $16 million, or 10%, primarily due to a 7% increase in volume and a 3% increase in pricing largely as a result of foreign–currency movements. Adjusted EBITDA increased $6 million primarily due to increased revenue, a contribution from Avis Europe of $2 million and lower per-unit fleet costs. Adjusted EBITDA includes $3 million of restructuring costs in fourth quarter 2011.

Truck Rental

(Consisting of the Company’s U.S. truck rental operations)

	2011	2010	% change
Revenue	$86	$85	1%
Adjusted EBITDA	$9	$3	200%

Truck rental revenue increased 1% primarily due to a 3% increase in pricing. Adjusted EBITDA improved primarily as a result of lower fleet costs and increased revenue.

Other Items

•

Transaction-Related Costs - The Company incurred $153 million in transaction-related costs in the fourth quarter, including a non-cash charge of approximately $117 million related to the unfavorable license rights reacquired by the Company. This charge is required under generally accepted accounting principles (GAAP).

•

Pro Forma Full-Year Results - The Company estimates that, giving effect to the acquisition of Avis Europe on January 1, 2011, its full-year 2011 revenue would have been $7.3 billion, and its Adjusted EBITDA, excluding certain items, would have been $781 million.

•

Avis Europe Statistics - For the newly acquired Avis Europe operations, revenue declined 2% in fourth quarter 2011 compared to fourth quarter 2010 due to a 3% decline in rental days, partially offset by a slight increase in pricing. Royalty revenues derived from licensees of Avis Budget EMEA totaled $19 million in the fourth quarter.

•

Annual Stockholders Meeting - We have scheduled our 2012 Annual Meeting of Stockholders for June 11, 2012 in Wilmington, Del. Stockholders of record as of the close of business on April 16, 2012 will be entitled to vote at the annual meeting.

Outlook

Avis Budget generally does not provide projections of volume, pricing, revenue or income.

•	The Company expects to reach a run-rate of more than $35 million of annual synergies from the acquisition of Avis Europe within the first twelve months following the acquisition.

•

The Company expects its North America fleet costs will increase 15-20% on a per-unit basis in 2012, as residual values have generally stabilized at levels experienced prior to the earthquake in Japan in first quarter 2011.

•

The Company expects that no single manufacturer will account for more than approximately 25% of its 2012 global rental car fleet, and that vehicles obtained under manufacturer repurchase programs will continue to represent approximately half of its average North American car rental fleet and approximately 70% of its International car rental fleet.

•

The Company estimates that its 2012 non-vehicle depreciation and amortization expense will be approximately $125 million, including $16 million for the amortization of intangible assets recorded in conjunction with the acquisition of Avis Europe, and that its 2012 interest expense related to corporate debt will be approximately $260 million.

•	The Company is continuing its efforts to reduce costs and enhance productivity and expects that such initiatives will provide incremental benefits of more than $45 million in 2012.

•	The Company expects that its effective tax rate in 2012 will be approximately 34-38%, excluding items.

Investor Conference Call

Avis Budget Group will host a conference call to discuss fourth quarter results on February 16, 2012, at 9:00 a.m. (ET). Investors may access the call live at ir.avisbudgetgroup.com or by dialing (210) 234-0038 and providing the access code “Avis Budget.” Investors are encouraged to dial in approximately 10 minutes prior to the call. A web replay will be available at ir.avisbudgetgroup.com following the call. A telephone replay will be available from 12:00 p.m. (ET) on February 17 until 8:00 p.m. (ET) on March 2 at (402) 220-6459, access code: “Avis Budget.”

About Avis Budget Group, Inc.

Avis Budget Group, Inc. is a leading global provider of vehicle rental services through its Avis and Budget brands, with 10,000 rental locations in approximately 175 countries around the world. Avis Budget Group operates most of its car rental offices in North America, Europe and Australia directly, and operates primarily through licensees in other parts of the world. Avis Budget Group has approximately 28,000 employees and is headquartered in Parsippany, N.J. For more information, visit www.avisbudgetgroup.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “forecast” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results, including all statements related to future results, future fleet costs, and cost-saving initiatives are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to, the Company’s ability to promptly and effectively integrate the businesses of Avis Europe and Avis Budget, a weaker-than-anticipated economic environment, the high level of competition in the vehicle rental industry, greater-than-expected costs for new vehicles, disruption in the supply of new vehicles, disposition of vehicles not covered by manufacturer repurchase programs, the financial condition of the manufacturers of our cars, lower-than-anticipated airline passenger traffic, an occurrence or threat of terrorism, a significant increase in interest rates or borrowing costs, our ability to obtain financing for our operations, including the funding of our vehicle fleet via the asset-backed securities market and the financial condition of financial-guaranty firms that have insured a portion of our outstanding vehicle-backed debt, higher-than-expected fuel costs, fluctuations related to the mark-to-market of derivatives which hedge our exposure to exchange rates, interest rates and fuel costs, the Company’s ability to meet or amend financial covenants associated with its borrowings, litigation, and the Company’s ability to accurately estimate its future results and implement its strategy for cost savings and growth. Other unknown or unpredictable factors also could have material adverse effects on Avis Budget Group’s performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2010 and the Company’s most recently filed Quarterly Report on Form 10-Q, included under headings such as “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other filings and furnishings made by the Company with the SEC from time to time. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained on Table 4 to this release.

Contacts
Media Contact:	Investor Contact:
John Barrows	Neal Goldner
(973) 496-7865	(973) 496-5086
PR@avisbudget.com	IR@avisbudget.com

# # #

Tables Follow

Table 1

Avis Budget Group, Inc.

SUMMARY DATA SHEET

(In millions, except per share data)

	Three Months Ended December 31,			Year Ended December 31,
	2011	2010	% Change	2011	2010	% Change
Income Statement and Other Certain Items
Net revenues	$1,630	$1,226	33%	$5,900	$5,185	14%
Adjusted EBITDA (non-GAAP)	59	52	13%	605	398	52%
Income (loss) before income taxes	(200)	(35)	*	36	72	(50%)
Net income (loss)	(170)	(24)	*	(29)	54	*
Earnings (loss) per share - Diluted	(1.62)	(0.23)	*	(0.28)	0.49	*

Excluding Certain Items (non-GAAP) (A)
Net revenues	$1,630	$1,226	33%	$5,900	$5,185	14%
Adjusted EBITDA	64	54	19%	610	410	49%
Income (loss) before income taxes	(35)	(6)	*	324	158	105%
Net income (loss)	(14)	(6)	*	206	107	93%
Earnings (loss) per share - Diluted	(0.14)	(0.06)	*	1.65	0.90	83%

	As of December 31,
	2011	2010
Balance Sheet Items
Cash and cash equivalents	$534	$911
Vehicles, net	8,356	6,422
Debt under vehicle programs	5,564	4,515
Corporate debt	3,205	2,502

Segment Results
	Three Months Ended December 31,			Year Ended December 31,
	2011	2010	% Change	2011	2010	% Change
Net Revenues
North America	$1,011	$983	3%	$4,495	$4,260	6%
International	532	157	239%	1,028	555	85%
Truck Rental	86	85	1%	376	367	2%
Corporate and Other	1	1	*	1	3	*

Total Company	$1,630	$1,226	33%	$5,900	$5,185	14%

Adjusted EBITDA (B)
North America	$16	$21	(24%)	$442	$266	66%
International	37	31	19%	127	114	11%
Truck Rental	9	3	200%	49	34	44%
Corporate and Other	(3)	(3)	*	(13)	(16)	*

Total Company	$59	$52	13%	$605	$398	52%

Reconciliation of Adjusted EBITDA to Pretax Income (loss)
Total Company Adjusted EBITDA	$59	$52		$605	$398
Less: Non-vehicle related depreciation and amortization	29	20		95	90
Interest expense related to corporate debt, net
Interest expense	77	48		219	170
Early extinguishment of debt	—	12		—	52
Transaction-related costs	153	7		255	14

Income (loss) before income taxes	$(200)	$(35)	*	$36	$72	(50%)

*	Not meaningful.
(A)	During the three months and year ended December 31, 2011, we recorded certain items of $165 million and $288 million, respectively. For the three months ended December 31, 2011, these items consisted of (i) $160 million ($153 million, net of tax) of expenses related to the acquisition of Avis Europe and our previous efforts to acquire Dollar Thrifty, including $117 million ($117 million, net of tax) for the non-cash charge related to the unfavorable license rights reacquired by us, $39 million ($33 million, net of tax) related to due diligence, advisory and other expenses, and $4 million ($3 million, net of tax) for amortization expense related to intangible assets recognized in the Avis Europe acquisition; and (ii) $5 million ($3 million, net of tax) for restructuring expense. For the year ended December 31, 2011, these items consisted of (i) $283 million charge ($232 million, net of tax) of expenses related to the acquisition of Avis Europe and our previous efforts to acquire Dollar Thrifty, including $117 million ($117 million, net of tax) for the non-cash charge related to the unfavorable license rights reacquired by us; $49 million ($30 million, net of tax) in losses on foreign-currency transactions related to the Avis Europe purchase price, $113 million ($82 million, net of tax) related to due diligence, advisory and other expenses, and $4 million ($3 million, net of tax) for amortization expense related to intangible assets recognized in the Avis Europe acquisition; and (ii) $5 million ($3 million, net of tax) for restructuring expense.

During the three months and year ended December 31, 2010, we recorded certain items of $29 million and $86 million, respectively. For the three months ended December 31, 2010, these items consisted of (i) $12 million ($8 million, net of tax) in expense related to the early extinguishment of corporate debt, (ii) $8 million ($5 million, net of tax) of interest expense and $7 million ($4 million, net of tax) of transaction-related costs related to our previous efforts to acquire Dollar Thrifty and (iii) $2 million ($1 million, net of tax) in restructuring charges. For the year ended December 31, 2010, these items consisted of (i) $52 million ($32 million, net of tax) in expense related to the early extinguishment of corporate debt, (ii) $14 million ($8 million, net of tax) of transaction-related costs and $8 million ($5 million, net of tax) of interest expense related to our previous efforts to acquire Dollar Thrifty, (iii) $11 million ($7 million, net of tax) in restructuring charges, and (iv) $1 million ($1 million, net of tax) of expense for an adverse litigation judgment related to the acquisition of our Budget vehicle rental business in 2002.

(B)	See Table 4 for a description of Adjusted EBITDA. Adjusted EBITDA includes stock-based compensation expense and deferred financing fee amortization of $9 million and $11 million in fourth quarter 2011 and 2010, respectively, and $39 million and $40 million in the year ended December 31, 2011 and 2010, respectively.

Table 2

Avis Budget Group, Inc.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Revenues
Vehicle rental	$1,175	$910	$4,338	$3,882
Other	455	316	1,562	1,303

Net revenues	1,630	1,226	5,900	5,185

Expenses
Operating	858	660	3,025	2,616
Vehicle depreciation and lease charges, net	384	299	1,223	1,287
Selling, general and administrative	243	139	756	569
Vehicle interest, net	81	74	286	304
Non-vehicle related depreciation and amortization	29	20	95	90
Interest expense related to corporate debt, net
Interest expense	77	48	219	170
Early extinguishment of debt	—	12	—	52
Transaction-related costs (B)	153	7	255	14
Restructuring charges	5	2	5	11

Total expenses	1,830	1,261	5,864	5,113

Income (loss) before income taxes	(200)	(35)	36	72
Provision for (benefit from) income taxes	(30)	(11)	65	18

Net income (loss)	$(170)	$(24)	$(29)	$54

Earnings (loss) per share
Basic	$(1.62)	$(0.23)	$(0.28)	$0.53
Diluted (A)	$(1.62)	$(0.23)	$(0.28)	$0.49

Weighted average shares outstanding
Basic	105.5	103.3	105.2	103.1
Diluted (A)	105.5	103.3	105.2	126.7

(A)	For the year ended December 31, 2010, diluted earnings per share and diluted weighted average shares outstanding include the dilutive effect of shares issuable upon conversion of the Company’s senior convertible debentures, stock options and restricted stock units.
(B)	For the three months and year ended December 31, 2011, includes $117 million non-cash charge related to the unfavorable license rights reacquired by the Company, which granted Avis Europe royalty-free license rights in certain territories.

Table 3

Avis Budget Group, Inc.

SEGMENT REVENUE DRIVER ANALYSIS

	Three Months Ended December 31,			Year Ended December 31,
	2011	2010	% Change	2011	2010	% Change
CAR RENTAL

North America Segment (A)

Rental Days (000’s)	18,723	17,833	5%	81,515	76,839	6%
Time and Mileage Revenue per Day	$40.17	$41.53	(3%)	$41.23	$42.06	(2%)
Average Rental Fleet	289,478	271,175	7%	310,682	288,970	8%

International Segment (B)

Rental Days (000’s)	7,656	1,916	300%	13,600	7,327	86%
Time and Mileage Revenue per Day	$45.84	$52.03	(12%)	$49.31	$48.60	1%
Average Rental Fleet	127,523	30,812	314%	56,249	29,560	90%

Total Car Rental

Rental Days (000’s)	26,379	19,749	34%	95,115	84,166	13%
Time and Mileage Revenue per Day	$41.81	$42.55	(2%)	$42.39	$42.63	(1%)
Average Rental Fleet	417,001	301,987	38%	366,931	318,530	15%

TRUCK RENTAL SEGMENT

Rental Days (000’s)	1,082	1,080	0%	4,303	4,022	7%
Time and Mileage Revenue per Day	$66.18	$64.26	3%	$71.15	$73.06	(3%)
Average Rental Fleet	25,504	26,517	(4%)	25,895	26,623	(3%)

Rental days and time and mileage revenue per day are calculated based on the actual rental of the vehicle during a 24-hour period. Our calculation of rental days and time and mileage revenue per day may not be comparable to the calculation of similarly-titled statistics by other companies.

(A)	Results for North America now include the results of our operations in Canada for all periods presented. Canada was previously included in our International segment. Excluding our operations in Canada, the results for the North America segment would have been as follows:
		Three Months Ended December 31,			Year Ended December 31,
	North America (excluding Canada)	2011	2010	% Change	2011	2010	% Change
	Rental Days (000’s)	17,507	16,600	5%	75,782	71,158	6%
	Time and Mileage Revenue per Day	$39.90	$41.20	(3%)	$40.74	$41.70	(2%)
	Average Rental Fleet	269,561	251,919	7%	289,299	267,522	8%

(B)

For the three months ended December 31, 2011, results for International include the results of the recently acquired operations of Avis Europe. The results of such recently acquired operations are as follows:

		Three Months Ended December 31,
	Avis Europe	2011	2010	% Change
	Rental Days (000’s)	5,604	5,762	(3%)
	Time and Mileage Revenue per Day	$42.82	$42.78	0%
	Average Rental Fleet	94,854	94,282	1%

Avis Budget Group, Inc.	Table 4

DEFINITIONS AND RECONCILIATIONS OF NON-GAAP MEASURES

(In millions, except per share data)

The accompanying press release includes certain non-GAAP (generally accepted accounting principles) financial measures as defined under SEC rules. To the extent not provided in the press release or accompanying tables, we have provided below the reasons we present these non-GAAP financial measures, a description of what they represent and a reconciliation to the most comparable financial measure calculated and presented in accordance with GAAP.

DEFINITIONS

Adjusted EBITDA

The accompanying press release presents Adjusted EBITDA, which represents income before non-vehicle related depreciation and amortization, any impairment charge, transaction-related costs, non-vehicle related interest and income taxes. As of June 30, 2011, management revised the manner in which it evaluates the operating results by excluding transaction-related costs from Adjusted EBITDA. The presentation of Adjusted EBITDA reflects this change for all periods presented. We believe that Adjusted EBITDA is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses. Adjusted EBITDA is the measure that is used by our management, including our chief operating decision maker, to perform such evaluation. It is also a component of our financial covenant calculations under our credit facilities, subject to certain adjustments. Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss) or other income statement data prepared in accordance with GAAP and our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

A reconciliation of Adjusted EBITDA to income (loss) before income taxes can be found on Table 1 and a reconciliation of income (loss) before income taxes to net income (loss) can be found on Table 2.

Certain items

The accompanying press release and tables present Adjusted EBITDA, income (loss) before income taxes, net income (loss) and diluted earnings per share for the three months and year ended December 31, 2011, excluding certain items. For the three months ended December 31, 2011, certain items consisted of $160 million ($153 million, net of tax) of expenses related to the acquisition of Avis Europe and our previous efforts to acquire Dollar Thrifty, including $117 million ($117 million, net of tax) for the non-cash charge related to the unfavorable license rights reacquired by the Company, $39 million ($33 million, net of tax) related to due diligence, advisory and other expenses, and $4 million ($3 million, net of tax) for amortization expense related to intangible assets recognized in the Avis Europe acquisition; and $5 million ($3 million, net of tax) in restructuring charges.

For the year ended December 31, 2011, certain items consisted of $283 million ($232 million, net of tax) of expenses related to the acquisition of Avis Europe and our previous efforts to acquire Dollar Thrifty, including $117 million ($117 million, net of tax) for the non-cash charge related to the unfavorable license rights reacquired by the Company, $49 million ($30 million, net of tax) of losses on foreign-currency hedges related to the Avis Europe purchase price, $113 million ($82 million, net of tax) related to due diligence, advisory and other expenses, and $4 million ($3 million, net of tax) for amortization expense related to intangible assets recognized in the Avis Europe acquisition; and $5 million ($3 million, net of tax) in restructuring expense. Reconciliations of Adjusted EBITDA and net income, excluding certain items to net income are presented below.

We believe that the measures referred to above are useful as supplemental measures in evaluating the aggregate performance of the Company. We exclude restructuring-related expenses, costs related to early extinguishment of debt and other certain items as such items are not representative of the results of operations of our business for the three months and year ended December 31, 2011.

Reconciliation of Avis Budget Group, Inc. Adjusted EBITDA, excluding certain items to net income (loss):

	Three Months Ended December 31, 2011	Year Ended December 31, 2011
Adjusted EBITDA, excluding certain items	$64	$610

Less: Non-vehicle related depreciation and amortization (excluding acquisition-related amortization expense	25	91
Interest expense related to corporate debt, net (excluding pre-closing interest related to acquisition financing)	74	195

Income (loss) before income taxes, excluding certain items	(35)	324

Less certain items:
Transaction-related costs	153	255
Acquisition-related amortization expense	4	4
Acquisition-related interest	3	24
Restructuring charges	5	5

Income (loss) before income taxes	(200)	36
Provision for (benefit from) income taxes	(30)	65

Net loss	$(170)	$(29)

Reconciliation of net income (loss), excluding certain items to net income (loss):

Net income (loss), excluding certain items	$(14)	$206
Less certain items, net of tax:
Transaction-related costs	148	215
Acquisition-related amortization expense	3	3
Acquisition-related interest	2	14
Restructuring charges	3	3

Net loss	$(170)	$(29)

Earnings (loss) per share, excluding certain items (diluted)	$(0.14)	$1.65

Earnings (loss) per share (diluted)	$(1.62)	$(0.28)

Shares used to calculate Earnings (loss) per share, excluding certain items (diluted)	105.5	128.9

The accompanying press release and tables present Adjusted EBITDA, income (loss) before income taxes, net income (loss) and diluted earnings per share for the three months and year ended December 31, 2010, excluding certain items. For the three months ended December 31, 2010, certain items consisted of (i) $12 million ($8 million, net of tax) in expense related to the early extinguishment of corporate debt, (ii) $8 million ($5 million, net of tax) of interest expense and $7 million ($4 million, net of tax) of transaction-related costs related to our previous efforts to acquire Dollar Thrifty and (iii) $2 million ($1 million, net of tax) for restructuring expenses.

For the year ended December 31, 2010, certain items consisted of (i) $52 million ($32 million, net of tax) in expense related to the early extinguishment of corporate debt, (ii) $14 million ($8 million, net of tax) of transaction-related costs and $8 million ($5 million, net of tax) of interest expense related to our previous efforts to acquire Dollar Thrifty, (iii) $11 million ($7 million, net of tax) in restructuring charges and (iv) $1 million ($1 million, net of tax) of expense for an adverse litigation judgment related to the acquisition of our Budget vehicle rental business in 2002. Reconciliations of Adjusted EBITDA and net income (loss), excluding certain items to net income (loss) are presented below.

We believe that the measures referred to above are useful as supplemental measures in evaluating the aggregate performance of the Company. We exclude restructuring-related expenses, costs related to early extinguishment of debt and other certain items as such items are not representative of the results of operations of our business for the three months and year ended December 31, 2010.

Reconciliation of Avis Budget Group, Inc. Adjusted EBITDA, excluding certain items to net income (loss):

	Three Months Ended December 31, 2010	Year Ended December 31, 2010
Adjusted EBITDA, excluding certain items	$54	$410

Less: Non-vehicle related depreciation and amortization	20	90
Interest expense related to corporate debt, net (excluding debt extinguishment costs and interest related to our previous efforts to acquire Dollar Thrifty)	40	162

Income (loss) before income taxes, excluding certain items	(6)	158

Less certain items:
Early extinguishment of debt	12	52
Transaction-related costs	7	14
Acquisition-related interest	8	8
Restructuring charges	2	11
Litigation costs	—	1

Income (loss) before income taxes	(35)	72
Provision (benefit) from income taxes	(11)	18

Net income (loss)	$(24)	$54

Reconciliation of net income (loss), excluding certain items to net income (loss):

Net income (loss), excluding certain items	$(6)	$107
Less certain items, net of tax:
Early extinguishment of debt	8	32
Transaction-related costs	4	8
Acquisition-related interest	5	5
Restructuring charges	1	7
Litigation costs	—	1

Net income (loss)	$(24)	$54

Earnings (loss) per share, excluding certain items (diluted)	$(0.06)	$0.90

Earnings (loss) per share (diluted)	$(0.23)	$0.49

Shares used to calculate Earnings (loss) per share, excluding certain items (diluted)	103.3	126.7